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ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102

January 8, 2003

Rajeev Kumar
Senior Analyst
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Dear Mr. Kumar:

Thank you for talking with us regarding Aspect's proposal with Vista Equity Partners.

As we discussed, we believe the real focus should be on which transaction is better for shareholders. Aspect has not said and cannot say that the Vista transaction is better for shareholders than our transaction. The only real issue is thus whether waiting a month or so more to do a rights offering is worth the additional benefits that our transaction gives to Aspect's shareholders.

In thinking through these issues, I thought it might be helpful to highlight a few points:

  Aspect will pay fees of approximately $4.5 million in the Vista transaction. The rights offering should cost Aspect no more than $.5 million in fees. Even when you add the $1.5 million termination fee and the $.5 million closing fee that Aspect agreed to pay Vista to cancel the Vista transaction in this situation, Aspect still nets $2 million more under our proposal.

  The Vista transaction will dilute all existing shareholders by 30% and will give Vista an immediate $23 million in profit on its $50 million investment on day 1 (based on the closing price of the common stock at $3.29 per share yesterday and a conversion price of $2.25 per share on the preferred stock, which Vista can convert at any time). Our transaction does not dilute any shareholder who wants to participate in the rights offering and gives those shareholders who choose to participate the right to immediately receive their pro rata share of that $23 million in profit on their $50 million investment on day 1. Further, those shareholders who choose not to participate are no more diluted than in the Vista transaction.

  The Vista transaction will add two more board seats for Vista (for a total of 9), but keep all of the existing directors. Thus, the board will continue to be controlled by directors who as a whole, prior to the Vista transaction, owned less than 5% of the common stock. Our transaction would keep the board at 7 and put in a temporary board whose sole mandate is to (i) cancel the Vista transaction, (ii) effect the rights offering, and (iii) then by June 2003 (at the latest) have an annual meeting where the slate of directors for the Company will consist of one member of senior management who agrees to serve on the board with one qualified person from each of the largest non-executive shareholders of the Company in descending order of ownership to fill the remaining six seats. Our transaction thus gives control of the company's slate of directors to its largest six shareholders. These largest six shareholders as a whole, using the last proxy statement filed by the company, owned over 40% of the common stock. It is important to note that Scepter would not have a single nominee on the permanent board if it is not one of the largest six shareholders and all six nominate someone. Further, these largest shareholders could even nominate the existing directors if they wanted to.

  The Vista transaction will net Aspect approximately $45.5 million prior to the August 2003 put date for the Aspect 0% Convertible Subordinated Debentures. Our transaction will net Aspect approximately $47.5 million prior the August 2003 put date for the debentures.

Given that the economics of the Scepter proposal are clearly more favorable for Aspect's shareholders than the Vista transaction, we believe that the only possible concern is execution risk between the two proposals.

As we discussed, we along with other major Aspect shareholders, are calling the special meeting for Scepter's transaction and expect Cede & Co. to issue the formal request to the Company this week or early next week. We expect the meeting will be held sometime between February 14 and February 21, 2003.

Further, as we discussed with Brian Lane, a partner at Gibson, Dunn & Crutcher, LLP in Washington, D.C. and the former Director of the Division of Corporation Finance of the Securities and Exchange Commission, once our special meeting occurs in February, it is reasonable to expect the rights offering should be completed by May. Irrespective of this, if for some unforeseen reason the rights offering is delayed beyond June 1, 2003 (a full 2 months prior to the August 2003 put date), Scepter will loan Aspect $50 million at LIBOR + 100 basis points with no arranging or upfront fees. No matter what, Aspect will get its $50 million prior to the August 2003 put date for the debentures.

As an investor who first invested in this company in 1998 and who currently is a 6% shareholder, we are committed to the long term health of Aspect. We have put the full extent of our plans in SEC filed documents to make clear to you, the company and the shareholders our intentions. If we do not do what we say in our filings (including this letter), or if we knowingly mislead you as to our intentions, we know we could be subject to significant penalties in SEC and private litigation under the anti-fraud rules of the federal securities laws.

If you have any questions, please give me a call.

Regards,

Geoffrey Raynor
President

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 3, 2003. ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 3, 2003. SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH DEFINITIVE PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND, ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.